ADDENDUM TO THE

                          TRANSFER AGENCY FEE SCHEDULE

                              Dated October 4, 1999

I  STANDARD BASE FEE FOR STANDARD BASE SERVICES

     The Base Fee is $1.35 for money market funds and $1.20 for equity/bond funds per active Shareholder Account per month with a minimum fee of $1,500 per initial portfolio and/or share class per month plus $500 per month for each additional portfolio/share class. An Active Shareholder Account is any Shareholder Account existing on Unified's computerized files with a non-zero Share balance. There is a $.40 per account charge for any account with a zero share balance for the current month, as determined on the last day of each month. The base fee will be billed on a monthly basis.

     All other provisions of the Transfer Agent Agreement Fee schedule remain unchanged.

         This Addendum is agreed to by:


         JULIUS BAER INVESTMENT FUNDS


         By: /s/ M. QUAIN                                     Date 10/10/00
         Print Name: MICHAEL QUAIN
         Title: PRESIDENT
         Attest: /S/ PIERRE BEAUPORT

         UNIFIED FUND SERVICES, INC.
         By: /s/ DAVID A. BOGAERT                             Date 10/2/00
         Print Name: DAVID A. BOGAERT
         Title: MANAGING DIRECTOR
         By: /s/ LINDA A. LAWSON                              Date 10/2/00
         Print Name: LINDA A. LAWSON
         Title: SR. VICE PRESIDENT, C.O.O.
         Attest: CAROL J. HIGHSMITH